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                                                                      EXHIBIT 11

                  COMPUTATION OF NET INCOME PER COMMON SHARE
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
                                                  Sept. 29,            Oct. 1,             Oct. 2,
                                                     1996                1995                1994
                                                 ----------          ----------          ----------
Primary:
 Common stock outstanding, beginning of
  year........................................    13,235,309          13,140,044          12,922,618
 Payment for fractional shares................          (169)               (195)               (391)
 Stock options exercised......................       101,626             109,896              63,632
 Issuance of common stock.....................       790,236                                 165,440
 Treasury stock purchased-net.................                                               (11,255)
 Stock purchased and retired..................                           (14,436)
                                                 -----------         -----------         -----------
 Common stock outstanding, end of year........    14,127,002          13,235,309          13,140,044
                                                 ===========         ===========         ===========

 Weighted average shares outstanding
  during the period assuming the
  exercise of options and warrants............    15,200,351          14,175,840          13,769,698


 Shares assumed repurchased under the
  treasury stock method at an assumed
  fair market value per share of
  $18.27, $13.38, and $6.80 at
  September 29, 1996, October 1, 1995
  and October 2, 1994, respectively...........      (748,735)           (642,302)           (450,568)
                                                 -----------         -----------         -----------
    Total.....................................    14,451,616          13,533,538          13,319,130
                                                 ===========         ===========         ===========

 Net Income as reported in consolidated
  financial statements........................   $10,105,000         $ 7,553,000         $ 5,709,000
                                                 ===========         ===========         ===========

 Primary net income per common share..........   $      0.70         $      0.56         $      0.43
                                                 ===========         ===========         ===========

FULLY DILUTED:
 Weighted average shares outstanding
  during the period assuming the
  exercise of options and warrants............    15,200,351          14,175,840          13,769,698


 Shares assumed repurchased under the
  treasury stock method at an assumed
  fair market value per share of
  $23.75, $18.60 and $12.24 at
  September 29, 1996, October 1, 1995
  and October 2, 1994, respectively...........      (576,681)           (462,062)           (359,864)
                                                 -----------         -----------         -----------


    Total.....................................    14,623,670          13,713,778          13,409,834
                                                 ===========         ===========         ===========

 Net income as reported in consolidated
  financial statements........................   $10,105,000         $ 7,553,000         $ 5,709,000
                                                 ===========         ===========         ===========

 Fully diluted net income per common..........         $0.69               $0.55               $0.43
  share.......................................   ===========         ===========         ===========
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